Tidal Trust II 485BPOS

Exhibit 99(d)(viii)(iv)

FIFTH AMENDMENT TO THE

TIDAL TRUST II

INVESTMENT ADVISORY AGREEMENT

with

TIDAL INVESTMENTS LLC

This Fifth Amendment to the Investment Advisory Agreement (the “Amendment”) is made as of May 13, 2025, by and between TIDAL TRUST II (the “Trust”) and TIDAL INVESTMENTS LLC (the “Adviser”).

BACKGROUND:

A.	The Trust and the Adviser have entered into an Investment Advisory Agreement dated as of January 30, 2023 as amended to date (the “Agreement”) pursuant to which the Adviser is engaged by the Trust to serve as the investment adviser to each Fund identified on the then-current Schedule A to the Agreement.

B.	The Trust and the Adviser desire to amend and restate Schedule A to the Agreement to reflect a change in the advisory fee rate for the following Fund:

Return Stacked® U.S. Stocks & Gold/Bitcoin ETF

C.	Section 21 of the Agreement allows for the amendment of the Agreement by a written instrument executed by both parties.

D.	This Background section and the Schedule attached to this Amendment are incorporated by reference into, and made a part of, this Amendment.

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	The current Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

2.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties herein above set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	The Agreement, as amended hereby, together with its Amended and Restated Schedule A, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

TIDAL TRUST II		TIDAL INVESTMENTS, LLC
on behalf of its series listed on Amended and RestatedSchedule A

By:	/s/Eric Falkeis	By:	/s/Daniel Carlson
Name:	Eric Falkeis	Name:	Daniel Carlson
Title:	Principal Executive Officer	Title:	Co-Founder & Chief of Staff
Date:	05/14/2025	Date:	05/14/2025

Amended AND RESTATED

Schedule A

to the

TIDAL TRUST II

INVESTMENT ADVISORY AGREEMENT

with

TIDAL INVESTMENTS LLC

(May 13, 2025)

Fund Name	Advisory Fee
Return Stacked™ Bonds & Managed Futures ETF	0.95%
Return Stacked™ Global Stocks & Bonds ETF	0.50%
Return Stacked™ U.S. Stocks & Managed Futures ETF	0.95%
Return Stacked™ Bonds & Futures Yield ETF	0.95%
Return Stacked™ U.S. Equity & Futures Yield ETF	0.95%
Return Stacked™ Bonds & Merger Arbitrage ETF	0.95%
Return Stacked® U.S. Stocks & Gold/Bitcoin ETF	0.65%

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